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                                                                   Exhibit 4.5.3

                          SECOND SUPPLEMENTAL INDENTURE

                  This "Supplemental Indenture", dated as of February 7, 2002, between the subsidiary of MeriStar Hospitality Operating Partnership, a Delaware limited partnership, (the "Company"), indicated as the New Guarantor on the signature pages hereto (the "Guarantor") and U.S. Bank Trust National Association, as trustee under the indenture referred to below (the "Trustee").

                               W I T N E S S E T H

                  WHEREAS, the Company, MeriStar Hospitality Finance Corp. ("MeriStar Finance," and together with the Company, the "Issuers"), MeriStar Hospitality Corporation (the "Parent"), the Subsidiary Guarantors who are parties to the indenture referred to below, have heretofore executed and delivered to the Trustee an indenture (the "Indenture"), dated as of January 26, 2001, providing for the issuance of up to an aggregate principal amount of $300,000,000 of 9% Senior Notes due 2008 (the "2008 Notes") and up to an aggregate principal amount of $200,000,000 of 9-1/8% Senior Notes due 2011 (the "2011 Notes" and, together with the 2008 Notes, the "Notes");

                  WHEREAS, Section 4.15 of the Indenture provides that under certain circumstances the Company and the Parent are required to cause the Guarantor to execute and deliver to the Trustee a supplemental indenture pursuant to which the Guarantor shall unconditionally guarantee all of the Issuers' Obligations under the Notes pursuant to a Guarantee on the terms and conditions set forth herein; and

                  WHEREAS, pursuant to Section 9.1 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

                  NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Guarantor and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

                  1. CAPITALIZED TERMS. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

                  2. AGREEMENT TO GUARANTEE. The Guarantor hereby agrees, jointly and severally with all other guarantors under the Indenture, to guarantee the Issuers' obligations under the Notes on the terms and subject to the conditions set forth in Article 10 of the Indenture and to be bound by all other applicable provisions of the Indenture.

                  3. NO RECOURSE AGAINST OTHERS. No past, present or future director, officer, employee, incorporator, shareholder or agent of the Guarantor, as such, shall have any liability for any obligations of any Issuer or any other guarantor under the Notes, any guarantees under the Indenture, the Indenture or this Supplemental Indenture or for any claim based on, in respect of, or by reason of, such obligations or their



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creation. Each Holder of the Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver or release may not be effective to waive or release liabilities under the federal securities laws.

                  4. NEW YORK LAW TO GOVERN. The internal law of the State of New York shall govern and be used to construe this Supplemental Indenture.

                  5. COUNTERPARTS. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

                  6. EFFECT OF HEADINGS. The Section headings herein are for convenience only and shall not affect the construction hereof.

                  IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.

                                New Guarantor:
                                -------------

                                MERISTAR HOSPITALITY FINANCE CORP. III,
                                a Delaware corporation


                                By: /s/ Christopher L. Bennett
                                    -----------------------------------------
                                    Christopher L. Bennett
                                    Senior Vice President and
                                    General Counsel

                                Trustee:
                                -------

                                U.S. BANK TRUST NATIONAL ASSOCIATION,
                                as Trustee

                                By: /s/ Adam Berman
                                    -----------------------------------------
                                    Name: Adam Berman
                                    Title: Trust Officer